Exhibit 99.1

For further information, contact:

Sukhi Nagesh Investor Relations 408-222-8373 sukhi@marvell.com	Daniel Yoo Media Relations 408-222-2187 yoo@marvell.com

Marvell Technology Group Ltd. increases share repurchase authorization by $500 Million

Santa Clara, Calif. (December 15, 2011) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, announced today that its Board of Directors has authorized Marvell to repurchase up to an additional $500 million under the existing share repurchase program. The cumulative total authorized for share repurchases by Marvell now amounts to $2.0 billion.

“Marvell has a strong balance sheet and is generating significant free cash flow even in this environment. This increase of the share repurchase program demonstrates our continued confidence in our business model, and our ongoing commitment to return value to our shareholders,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer.

Through November 25, 2011, Marvell had approximately $138 million available in the share repurchase program. Under the share repurchase program and through the end of the third quarter of fiscal 2012, Marvell has repurchased and retired over 79 million or about 12 percent of the outstanding shares.

Marvell intends to effect its repurchase program in accordance with the conditions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The repurchase program will be subject to market conditions and other factors and does not obligate Marvell to repurchase any dollar amount or number of its common shares. The program may be extended, modified, suspended or discontinued at any time. The repurchases are expected to be funded from Marvell’s current cash and short-term investments position, which stood at approximately $2.4 billion as of October 29, 2011.

About Marvell

Marvell is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure, including enterprise, metro, home and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding Marvell’s ability to generate free cash flow; the types of transactions pursuant to which repurchases will be made under the share repurchase program; and Marvell’s ability to fund common share purchases out of its current cash position. These statements are not guarantees of results and should not be considered as an indication of future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, Marvell’s reliance on major customers and suppliers; market acceptance of new products; uncertainty in the worldwide economic environment; competition in the semiconductor industry; and other risks detailed in Marvell’s SEC filings. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended October 29, 2011 and Current Reports on Form 8-K, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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